Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:	Owen J. Onsum	October 28, 2005
President & CEO
FIRST NORTHERN COMMUNITY BANCORP
& FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
(707) 678-3041

First Northern Community Bancorp 3rd Quarter Earnings Report

Record Double-Digit Earnings Announced

First Northern Community Bancorp (the “Company”, ticker symbol FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced record earnings for the third quarter of 2005. Net income for the quarter ended September 30, 2005 was $2.42 million, up 39.9% from the $1.73 million earned in the same period in 2004. Diluted earnings per share for the quarter was $0.31, which was up 40.9%, compared to the $0.22 per diluted share earned a year ago (all 2004 per share earnings have been adjusted for a 6% stock dividend issued March 31, 2005 and a 2 for 1 stock split effective May 10, 2005).

Year-to-date net income as of September 30, 2005 was reported at $6.43 million, up 35.7% over the $4.74 million earned in the same fiscal period last year. Diluted earnings per share for the nine months ended September 30, 2005 was $0.81, up 35.0% from the $0.60 reported last year. Annualized Return on Average Assets for the period ended September 30, 2005 was 1.35%, compared to 1.10% for the same period in 2004. Annualized Return on Beginning Core Equity was 16.85%, compared to 14.00% one year ago.

Total assets at September 30, 2005 were $649.7 million, an increase of $51.3 million, or 8.6% from prior-year third quarter levels. Total deposits of $574.1 million increased $44.6 million or 8.4% compared to September 30, 2004 figures. During that same period, total net loans (including loans held-for-sale) increased $35.2 million, or 8.4%, to $452.7 million.

Owen “John” Onsum, President and CEO stated, “First Northern’s record net income can be attributed to improving margins from slowly increasing short-term interest rates and increased market share as a result of our strategic franchise expansion and the excitement surrounding our new checking account product line. Since June when we rolled out seven new checking accounts for consumers and three new checking accounts for businesses, monthly account openings have increased dramatically.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and parts of El Dorado Counties. First Northern currently has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Suisun City, Downtown Sacramento and most recently in Roseville. The Bank has real estate lending offices in Davis, Woodland, Vacaville, Roseville and El Dorado Hills, and has an SBA Loan Office and full service Trust Department in Sacramento. First Northern also offers non-FDIC insured Investment and Brokerage Services at each branch location. The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company"). These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.